Exhibit 5.1
November 17, 2010
Graymark Healthcare, Inc.
210 Park Avenue, Suite 1350
Oklahoma City, OK 93102
Re: Securities Being Registered under Registration Statement on Form S-8
Ladies and Gentlemen:
This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 3,240,000 shares (the “Shares”) of Common Stock, $0.0001 par value per share, of Graymark Healthcare, Inc., an Oklahoma corporation (the “Company”), that may be issued pursuant to the Company’s 2003 Stock Option Plan (the “2003 Plan”), the Company’s 2008 Long-term Incentive Plan (the “2008 Plan”), and the Non-Qualified Stock Option Agreements between the Company and each of S. Edward Dakil, Joseph Harroz, Jr., Mark R. Kidd, Scott R. Mueller, Stanton Nelson, William R. Oliver, John Simonelli, and Rick D. Simpson (the “Options,” and together with the 2003 Plan and the 2008 Plan, the “Plans”).
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.
The opinion expressed below is limited to the Oklahoma General Corporation Act (which includes applicable provisions of the Oklahoma Constitution and reported judicial decisions interpreting the Oklahoma General Corporation Act and the Oklahoma Constitution).
For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.
We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP